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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE:  Wednesday, May 31, 1995

CONTACT:    Thomas K. Land                          Richard Bernot
            Chief Financial Officer                 or Madeleine Franco
            Sahara Gaming Corporation               Jordan Richard Assoc.
            702-727-2750                            801-595-8611

           SAHARA GAMING CORPORATION REACHES AGREEMENT WITH WILLIAM
              BENNETT FOR SALE OF SAHARA HOTEL & CASINO PROPERTY


LAS VEGAS, NEV. - Thomas K. Land, chief financial officer of Sahara Gaming Corporation (AMEX: SGM), announced today that the company has executed an agreement with William G. Bennett for sale to Bennett of the Sahara Hotel & Casino property located on 18 acres at the north end of the Las Vegas Strip. In addition, Sahara will exchange 22 acres of adjacent land, currently being utilized by the hotel and casino as a parking lot, for 26 acres of land just south of the Sahara Hotel & Casino, on Las Vegas Boulevard, currently occupied by a water park.

           Total consideration to Sahara is $150 million, of which approximately $128 million will be in cash and the balance will be the exchange of property valued at approximately $22 million.

           Land emphasized that the agreement is subject to a number of approvals and contingencies, including approval by Sahara's board of directors and the Nevada regulatory authorities, and consummation by Bennett of the purchase of the exchange property. Land indicated that cash proceeds from the sale will be utilized to retire debt secured by the property and that no specific determinations have been made about the use of excess proceeds. He pointed out, however, that management continues to evaluate its options, including the development of 40 acres in the Green Valley area in the fast-growing southeast section of the Las Vegas valley.

           Commenting on the sale of the Sahara, Paul Lowden, chairman and chief executive officer, said, "We look forward to consummating this transaction with Mr. Bennett, whose name has long been associated with success in Las Vegas. His knowledge of the gaming industry and his vision would seem to signal a new era for the Sahara property and the north end of the Strip."

           Sahara Gaming Corporation owns and operates the Sahara Hotel & Casino and the Hacienda Hotel and Casino on the Las Vegas Strip, the Santa Fe Hotel and Casino in northwest Las Vegas, and the Pioneer Hotel & Gambling Hall in Laughlin, Nevada.